EXHIBIT 10.41
                        AGENCY AGREEMENT

          This Agency Agreement is made this 15th day of January, 1997 by and between Hilco/Great American Group, a joint venture comprised of Hilco Trading Company, Inc., an Illinois corporation with a principal place of business at One Northbrook Place, 5 Revere Drive, Suite 206, Northbrook, Illinois 60062 and Garcel, Inc., a California corporation, with a principal place of business at 6338 Variel Avenue, Woodland
Hills, California 91367, and doing business as Great American Asset Management(the "Agent"), and Sportdepot Stores Inc. an Ontario corporation having principal offices at 3090 Bathurst Street, Toronto, Ontario M6A2A1 (the "Merchant").

          WHEREAS, the Merchant operates retail stores under the name Sportmart and the name Sportdepot in Canada and desires that the Agent act as the Merchant's exclusive sales agent for the limited purpose of conducting the Sale (as hereinafter defined);

          NOW THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Agent and the Merchant hereby agree as follows:

          1.   Agency Appointment

          The Agent shall serve as the Merchant's exclusive agent to conduct a sale (the "Sale") of all inventory assets (as further defined in subsection 2(c) hereof, the "Merchandise") from Merchant's eleven (11) retail Sportmart and Sport Depot stores designated in
Exhibit 1 attached hereto (collectively, the "Stores"). It is expressly agreed that subject to applicable law, Agent shall be entitled, in its discretion, to advertise and conduct the Sale at each Store as a "Store Closing," "Total Liquidation," "Going out of Business" or similar sale.

          2.   Merchandise

          (a)  Inventory Taking    Merchant and Agent shall cause to be
taken a "Retail Price" physical inventory of the "Merchandise" (as such terms are defined in subsections 2(b) and 2(c), respectively), located in the Stores and Merchant's "Big Ticket Item Warehouse" beginning at the close of business at the Stores no later than January 24, 1997 (the date of the inventory taking at a Store being the "Inventory Date" for such Store). During the taking of the inventory at each Store, such Store shall be closed and no sales transacted. Merchant and Agent shall jointly employ Western to conduct the physical inventory, and Merchant and Agent shall each pay 50 percent of the costs and fees of such inventory taking service. Other than such costs and fees of Western, each of Merchant and Agent shall bear their own costs relative to the inventory taking. Merchant and Agent shall each have representatives present during the inventory taking, and each shall have the right to review and verify the listing and tabulation of the inventory count as provided by the inventory taking service. The procedures to perform the inventory taking shall be as mutually agreed by the parties. Prior to the inventory taking, Agent shall have full access to all pricing and cost files of goods, purchase journals, markdown calendars, POS calendars, advertising schedules, inter-store transfer logs, markdown schedules, invoices, style runs, data processing, computer hardware, software, data files and all other documents of Merchant relative to its inventories, past, current and future.

        (b)       Valuation
          For purposes of this Agreement, "Retail Price" shall mean the lowest ticketed retail price or other non-ticketed point of sale discount price offered to the public by Merchant at the Stores for each individual item of Merchandise on or after January 11, 1997 for each item of Merchandise listed on the flyer dated January 4, 1997 which has been presented to Agent and on or after January 6, 1997 for all other items of Merchandise (exclusive of sales, excise and gross receipts taxes), except for "Defective Merchandise" and "Display Merchandise"( both as defined in subsection 2(c)). The Retail Price of any Display Merchandise shall be 90% of the lowest ticketed or other retail price offered to the public by Merchant at the Stores for such Merchandise on or after January 11, 1997. The Retail Price for any Defective Merchandise shall be mutually agreed upon by Merchant and Agent. If Agent raises any concerns as to the lowest ticketed or other retail price offered to the public of any swim related or "packaway" Merchandise, Merchant and Agent shall use reasonable efforts to mutually agree on the Retail Price of any such Merchandise provided that, if no agreement can be reached after such reasonable efforts then such Merchandise shall remain at the Retail Price. In the case of identical items offered at different prices, the lowest Retail Price on any such item shall control for all such items, unless it is clear that such lowest Retail Price is mismarked.

          (c)  Merchandise Subject to this Agreement
               For purposes hereof, "Merchandise" shall mean all inventory that is located in the Stores and the "Big Ticket Item Warehouse" on the Sale Commencement Date (as defined herein), including, without limitation "Defective Merchandise" and "Display Merchandise."

          As used herein, the following terms have the respective meanings set forth below:
          "Defective Merchandise" means goods identified by Merchant and Agent as defective, damaged or otherwise not salable in the ordinary course during the inventory taking process because they are scratched, worn, broken, faded, torn, stained, discolored, dented or contain other characteristics making them not first quality, and in each case as to which Agent and Merchant mutually agree on its value to define its "Retail Price." Display Merchandise shall not be deemed defective per se. If Merchant and Agent cannot agree on the value of an item that is defective, then such item shall be excluded from Merchandise for purposes of this Agreement and shall be removed by Merchant at its cost.

          "Display Merchandise" shall mean fitness equipment or table games used solely for display.

          "Merchandise" shall not include: (1) goods held by Merchant on consignment; (2) on order inventory to be received or received at a Store after the Inventory Date (unless Agent in its sole discretion elects to include such inventory in Merchandise); (3) goods retained by Merchant as bailee, goods which have been sold and are being held for customers or are waiting to be delivered to customers; (4) furnishings, store fixtures and equipment; (5) goods in leased or licensed departments; (6) goods held at the Stores on layaway or for repair; (7) special order goods for customers; (8) any "Thirty Day Goods" as defined in the Bankruptcy and Insolvency Act (Canada), or any other goods in respect of which a lien or encumberance is enforced such that Agent cannot sell such goods at the Sale or, if sold, cannot retain the proceeds thereof; and (9) trading cards and magazines. Merchant shall remain responsible for processing and handling all goods referred to in the preceding sentence, and contracts relating thereto, and Agent shall have no cost, expense or responsibility in connection therewith; provided that Agent shall cooperate with Merchant in the administration of layaway, repair and special order goods.

          (d)  Transfer of Inventory and Supplies
          (i) Neither inventory nor supplies (e.g. boxes, bags, twine, hangers, shoe coils) have been since January 6, 1997, and shall not be prior to the Sale Commencement
     Date, redirected or directed by Merchant between or among the Stores and any other store locations of Merchant (the "Remaining Stores") so as to alter the mix or quantities of inventory or supplies at the Stores from that existing on January 6, 1997, except for (A) transfers of goods excluded from Merchandise hereunder, and (B) sales in the ordinary course of business.

          (ii) Merchant does not represent that adequate stocks of supplies are or will be available at the Stores as of the Sale Commencement Date. Agent shall have the right to use all existing supplies at the Stores as of the Sale Commencement Date, and to obtain additional supplies reasonably needed for Agent's proper conduct of the Sale from Merchant at Merchant's actual cost therefore as an "Expense" (as defined in subsection
     3(d)); provided, however, that Merchant shall be entitled to remove all hangers, security tags and shoe coils not in use by Agent or to be used by Agent at Merchant's expense. At a mutually agreeable time during the Sale, Merchant shall be entitled to redistribute "Sportdepot" supplies and bags from its Western stores to its Eastern Stores for use during the Sale and therefore allow Merchant to redistribute
     "Sportmart" bags to the U.S..

     (e)  Gross Rings

          In the event that the Inventory Date for a Store is after the Sale Commencement Date (as hereinafter defined), then for the period from the Sale Commencement Date for such Store until the Inventory Date for such Store, Agent and Merchant shall jointly keep
(i) a strict count of gross register receipts less applicable sales tax, excise taxes and gross receipts taxes ("Gross Rings"), and (ii) cash reports of sales within such Store. The register receipts shall show for each item sold the Retail Price for such item and the storewide or other markdown or discount granted by Agent in connection with such sale. All such records and reports shall be made available to Agent and Merchant during regular business hours upon reasonable notice. The Retail Price of the Merchandise from which the Guaranteed Amount (as hereinafter defined), the Agent Amount (as hereinafter defined) and the Recovery Amount (as hereinafter defined) will be calculated shall be the aggregate of (A) the Retail Price of the respective items of Merchandise in the Stores on the Inventory Date as determined in accordance with Section 2(a) hereof, plus (B) the aggregate of the Retail Price of the Merchandise included in Gross Rings multiplied by 1.009 (the "Gross Rings Amount").

     3.   Sale

     (a)  Term
          The Sale shall commence on January 17, 1997 (the "Sale Commencement Date"). The Agent shall complete the Sale no later than April 30, 1997, and shall have the discretion to terminate the Sale as to any Store at any time within that time frame, unless the Sale is extended by mutual written agreement of Agent and Merchant (the "Sale Termination Date"). If Agent terminates the Sale as to any particular Store prior to the Sale Termination Date, Agent shall, subject to applicable law and as an "Expense" (as defined in subsection 3(d)), consolidate goods remaining therein in the other Stores (subject to the limitation set forth in subsection 3(b)(i)(F)). Agent shall give Merchant reasonable notice prior to terminating the Sale at a Store. The period from the Sale Commencement Date to the Sale Termination Date as to each Store shall be hereinafter referred to as the "Sale Term".

     (b)  Rights of Agent; Final Sales
          (i) The Agent shall conduct the Sale during the Sale Term in the name of and on behalf of Merchant in a commercially reasonable manner. The Agent, in the exercise of its reasonable discretion and in accordance with applicable laws, regulations and ordinances shall be entitled:

         (A) to establish and implement advertising and promotion programs consistent with the "Store Closing," "Total Liquidation" or "Going Out of Business" theme to the extent permitted by applicable laws, regulations and ordinances; provided, however, that Agent shall deliver copies of all advertising materials for the Sale to Merchant, Attn: Mitchell P. Kahn (facsimile no. 847-520-1343) or Gregory E. Fix, (facsimile no. 847-520-1380) who shall have the right, within forty-eight (48) hours of such delivery, to approve such materials (which approval shall not be unreasonably withheld or delayed), and provided further that the failure of Merchant to reasonably respond to any request for approval within forty-eight (48) hours shall be deemed approval of the subject materials;

        (B) to establish Sale prices and discounts upon prior notice to Merchant;

        (C) to use without charge, during the Sale Term and for purposes of selling the Merchandise, all customer lists, furniture, store fixtures, equipment, advertising materials, supplies, credit card facilities and processors including access to credit card terminal processing coding, computer hardware and software, Merchant's name, logo, and other assets of Merchant (whether owned, leased, or licensed) located at the Stores, all of which will be returned to Merchant at the end of the Sale Term, to the extent the same (1) are remaining at the end of the Sale Term, (2) have not been used (e.g. supplies), or (3) otherwise have not been disposed of through no fault of Agent;

        (D) to use the Merchant's personnel, to the extent that the Agent, in the exercise of its sole discretion, shall deem appropriate provided that Agent shall comply in all material respects with Merchant's human resource policies and procedures which are disclosed to Agent in writing prior to the Sale Commencement Date and provided further that Agent shall use its reasonable efforts to retain Merchant's employees for at least eight weeks from the Sale Commencement Date.

        (E) beginning on January 16, 1997 at 4:30 P.M., to have access to the Stores to prepare for the Sale in a manner so as not to disrupt Merchant's ongoing business operations, and during the Sale
        Term to use all Store keys, case keys, security codes, and safe and lock combinations to gain access to and to operate the Stores;

        (F) to transfer Merchandise between and among the Stores subject to applicable law and upon prior notice to Merchant; provided, however, that no Merchandise transfers between the Stores or from the "Big Ticket Item Warehouse" to the Stores shall be made between the Sale Commencement Date and completion of the inventory at all of the Stores; and

        (G) to use Merchant's central administrative services and personnel to process payroll, perform MIS and other central office services necessary for the Sale.

          (ii) Agent's rights expressed above are subject to:

               (A) Agent's safekeeping and maintaining in confidence information received about Merchant's business which is not in the public domain; and

               (B) The requirement that Agent return any assets required to be returned to Merchant in the same condition as provided to Agent at the Sale Commencement Date, ordinary wear and tear and damage caused by Merchant or its employees or agents excepted.

          (iii) All sales of Merchandise will be "final sales" and "as is" and all advertisements and sales receipts will reflect the same. Agent shall not warrant the Merchandise in any manner, but will pass manufacturers' warranties to customers, to the extent transferable. In the conduct of the Sale, Agent shall not be required or obligated to honor any discount coupons, circulars or similar items. Merchant shall indemnify and hold harmless Agent, and its respective officers, directors, agents and employees (collectively, the "Agent Indemnified Parties") for all liabilities and costs of whatever kind (including, but not limited to, reasonable attorneys' fees) related to or resulting from any consumer warranty or products liability claims relating to the Merchandise.

     (c)  Obligations of Agent
          (i) During the Sale Term, Agent shall collect from sales at the Stores Sale-related sales, excise and gross receipts taxes, as calculated by Merchant's point-of-sale registers, payable to any taxing authorities having jurisdiction, which taxes shall be added to the sales price, shall be paid by the customer, and shall be promptly paid over to Merchant. So long as Agent complies with the provisions of this subsection, Merchant shall indemnify and hold harmless the Agent Indemnified Parties from and against any and all costs,assessments, fines, penalties and liabilities (including, but not limited to, reasonable attorneys'fees), which any Agent Indemnified Party sustains or incurs as a result or consequence of the failure by the Merchant to promptly pay such taxes to the proper taxing authorities and/or the failure by the Merchant to promptly file with such taxing authorities any and all reports and other documents required, by applicable law, to be filed with or delivered to such taxing authorities. Agent shall indemnify and hold harmless the Merchant and its officers, directors, agents, employees, and shareholder (collectively, the "Merchant Indemnified Parties") from and against any and all costs, assessments, fines, penalties and liabilities (including, but not limited to, reasonable attorneys'fees), which the Merchant sustains or incurs as a result or consequence of the failure by Agent to fulfill its obligations under this subsection 3(c)(i).

          (ii) During the Sale Term, the Merchant shall process the base payroll for all Merchant employees utilized by the Agent. Such employees will be identified by Agent prior to the Sale Commencement Date. Merchant covenants and agrees with Agent that all wages including applicalbe withholding (but excluding severence and termination pay for which Merchant shall be liable to pay) have been paid or will be paid when due, by Merchant to the Sale Commencement Date and will continue to be paid by Merchant (including severence and termination) pursuant to the provisions of this Agreement. Subject to the provisions of Section 3(b)(i)(D) hereof, Agent may stop using any such employee at any time during the Sale, provided that Agent shall not terminate any employee without prior notice to Merchant. Base payroll and related payroll taxes and benefits of employees are designated on
     Exhibit 3(c)(ii) hereto.  Prior to or during the Sale
     Term, Merchant shall not dismiss employees of the Stores (except for "cause") or transfer employees between the Stores and Remaining Stores without Agent's consent. Agent acknowledges that Merchant has or will provide notice of termination pursuant to applicable employment legislation and consents to any terminations resulting therefrom. Merchant and Agent acknowledge and agree that: (A) nothing herein nor any of Agent's actions taken in respect hereto shall he deemed to constitute an assumption by Agent of any of Merchant's obligations relating to Merchant's employees, including, without limitation, vacation, pension withdrawal, severance or other termination pay, vacation pay, sick leave or pay, maternity leave or pay, Worker Adjustment Retraining Act or similar law (if any); and (B) nothing herein shall make Agent liable under any collective bargaining or employment agreement, nor shall Agent be deemed a joint or successor employer.

          (iii) Retention bonuses in the aggregate amount of up to $66,000 shall be paid (inclusive of payroll taxes but exclusive of benefits) to Store managers and employees who work during the Sale Term and do not voluntarily leave employment or are not terminated "for cause." Such bonuses shall be payable within thirty (30) days of the end of the Sale Term. The recipients of such retention bonuses shall be determined by Agent in its reasonable discretion, and such retention bonuses shall be processed through Merchant's payroll system.

          (iv) Except as specifically set forth in this Agreement, Agent shall not assume, nor shall its actions be construed as an assumption of, any of Merchant's liabilities or obligations. Merchant shall indemnify and hold the Agent Indemnified Parties harmless in respect of all losses, costs, expenses, liabilities and claims, if any, arising from or relating to those obligations and liabilities not specifically assumed by Agent hereunder.

          (v) On the Sale Termination Date, Agent shall leave each of the Stores vacant, broom clean and in good order and condition except for normal wear and tear and remaining furniture, store fixtures and equipment.

          (vi) Agent shall comply in the conduct of the Sale with (A) all applicable statutes, rules, regulations and orders of, and applicable restrictions imposed by, governmental authorities, including, without limitation, all so called "going out of business laws" and all laws and regulations relating to treatment of employees, (B) all Merchant's employee rules, regulations, guidelines and policies, which have been provided to Agent in writing, and (C) all Store leases, reciprocal easement agreements and other similar agreements relating to the Stores, provided that such compliance shall not limit Agent's ability to conduct and advertise the Sales as a "Store Closing," "Total Liquidation,"
     "Going Out of Business" or other similar sale.

     (d)  Expenses
          As used herein, "Expenses" shall mean Store-level operating expenses of the Sale which arise during the Sale Term at the Stores, limited to the following: (A) advertising and signage (with Agent having the benefit of Merchant's contract rates); (B) costs of security personnel and armored car service (including, without limitation, the cost of at least one security guard at each Store to check receipts through and including the completion of the physical inventory at such Store); (C) base payroll, including any overtime pay, plus 15% thereof (in lieu of calculating related payroll taxes and benefits); (D) on-site supervision (up to a maximum of $3,000 (U.S.) per week for the lead supervisor and $2,000 (U.S.) per week for each additional supervisor); (E) telephone expenses in excess of base telephone charges; (F) costs of postage and courier service incurred in the conduct of the Sale; (G) credit card, debit card and bank card fees, chargebacks and discounts; (H) merchandise transfer costs during the Sale Term; (I) retention bonuses to Merchant's Store managers and employees as described in Section 3(c)(iii) above; (J) fifty percent (50%)of the fees and costs of Western, the inventory taking service, to take the inventory (the other fifty percent (50%) to be borne by Merchant as set forth in Section 2(a)); (K) costs of alarm systems;
(L) costs of janitorial services, trash removal, and Store cleaning;
(M) costs of check verification services; (N) the cost of ADP payroll processing; (O) costs of additional supplies purchased during the Sale Term; (P) the cost of music systems; (Q) the Agent Amount (as defined herein), which shall be provisionally paid to Agent at $100,000 (Canadian) per week (but not more than an aggregate of $900,000 (Canadian)), by Wednesday of each week during the Sale Term commencing on the fourth week of the Sale. Agent shall maintain the Agent Amount in a segregated account until the Final Reconciliation (as defined herein) and shall repay any payment of the Agent Amount to the extent that the Proceeds are not sufficient to pay the Guaranteed Amount and the Expenses; and (R) such other costs and expenses reasonably incurred in providing such additional services which the Agent in its discretion considers appropriate and which are approved by Merchant, which approval will not be unreasonably withheld. "Expenses" specifically excludes any other costs and expenses payable by Merchant; payroll taxes and employee benefits costs in excess of the 15% amount described above (provided, however, that the costs of ADP payroll processing shall not be included in this limitation and shall constitute an Expense of the Sale); all licensing fees required to be paid to governmental agencies to conduct the Sale; rental for furniture, store fixtures and equipment, except for furniture, store fixtures and equipment rented by Agent; and "Occupancy Costs". "Occupancy Costs" means rent, percentage rent, CAM, HVAC, utilities, merchant's association dues, building insurance, real estate taxes, structural repair, base telephone charges and other rent and/or occupancy costs payable either under leases or on account of occupancy of the Stores, all of which Merchant has paid and will continue to pay during the Sale Term for the Stores. Merchant represents and covenants that it has paid, will pay, and continue to pay when due all employee benefits programs (including health benefits and insurance), and shall pay when due all proper claims made or to be made thereunder, in each case for periods prior to and during the Sale Term relative to Store employees.

     All Expenses shall be paid by Merchant from the Proceeds when such Expenses are due. To the extent the Proceeds are insufficient to pay the Expenses, Merchant shall request payment from Agent. If Agent does not pay Merchant the amount requested within 48 hours after notice is given, Merchant shall be entitled to draw such amount from the Letter of Credit.

     4.   Proceeds
     (a) For purposes of this Agreement, "Proceeds" shall mean the total amount (in Canadian dollars) of: (i) all sales of Merchandise made under this Agreement (exclusive of sales, excise and gross receipt taxes, credit card and bank card fees, and returns, allowances and customer credits).

     All sales will be made only for cash, and by credit and debit cards currently accepted by Merchant. Agent may, at its decretion, accept checks provided that the bad debt risk associated with such checks shall be borne by Agent. Agent shall at Merchant's request accept store credits, due bills and Merchant gift certificates issued prior to the Sale Commencement Date, but conditioned upon arrangements satisfactory to Agent that such amounts will be credited to Agent in the weekly reconcilation. For seven days from the Sale Commencement Date, Agent shall accept, for exchange only, returns of goods evidenced by a receipt dated not more than one week prior to the Sale Commencement Date. Returned goods that in Agent's reasonable discretion are damaged or defective shall be set aside for Merchant. Merchant shall credit Agent for the Retail Price of Merchandise given to a customer in exchange for the damaged or defective goods returned. Merchant may at its decretion accept returns of goods after the first week of the Sale, but, unless otherwise agreed by the parties, such returned goods shall be the sole responsibility of the Agent.

     (b) All cash Proceeds shall be promptly paid over to Merchant "Overs" and "Shorts" will be the responsibility of Agent, not Merchant.

     5.   Payments
     (a)  Payment Amounts
          At the end of the Sale Term, the Proceeds shall be distributed as follows:

          (a) first, Proceeds equal to fifty and sixty-five one hundredths of one percent (50.65%) of the aggregate Retail Price of the Merchandise (the "Guaranteed Amount") shall be retained by Merchant;
(b) second, after payment in full of item (a) above, remaining Proceeds equal to the total amount of the Expenses shall be retained by Merchant as a reimbursement of the Expenses; third, after payment in full of items
(a) and (b) above, remaining Proceeds equal to two percent (2%) of the aggregate Retail Price of the Merchandise (the "Agent Amount") shall be paid by Merchant to Agent; and, fourth, after payment in full of items
(a), (b) and (c) above, one-half of the remaining Proceeds (the "Recovery Amount") shall be paid by Merchant to Agent and one-half shall be retained by Merchant.

     (b)  Reconciliations; Guaranty; Letter of Credit
          (i) By Wednesday of each week during the Sale Term Merchant and Agent shall reconcile the Proceeds and Expenses of the Sale for the Merchandise sold during the prior week (i.e. Sunday through Saturday). Within thirty (30) days after the Sale Termination Date at the last Store, Merchant and Agent shall complete a final reconciliation of all Proceeds and Expenses and Merchant and Agent shall pay to one another any amounts due.

          (ii) Subject to Merchant's compliance with paragraphs 6(c) and 6(f) Agent hereby unconditionally guarantees to Merchant payment of the Guaranteed Amount plus all Expenses. Provided, however, that Agent's obligation to pay the Guaranteed Amount and Expenses shall not limit or impair Agent's ability to assert damages against Merchant for Merchant's breach of any of its other obligations or convenants hereunder. If the Proceeds of the Sale are insufficient to pay the Guaranteed Amount plus all Expenses, Agent shall pay to Merchant within ten (10) days after the Sale Termination Date at the last Store, an amount equal to (A) the sum of (I) the Guaranteed Amount plus (II) all Expenses minus (B) the amount of the Proceeds.

          (iii) To secure the payment by Agent to Merchant of the Guaranteed Amount and Agent's obligations to pay Expenses as guaranteed above, promptly upon the execution of this Agreement (but in no event later than (2) days after the date hereof), Agent shall deliver to Merchant a standby letter of credit in the original face amount of the sum of $4,800,000 (U.S. dollars),naming Merchant as beneficiary
     (the "Letter of Credit"). The Letter of Credit shall be issued by LaSalle National Bank or another bank selected by Agent and reasonably acceptable to Merchant, and shall contain terms, provisions and conditions mutually acceptable to Agent and Merchant. In the event that the Proceeds are insufficient to pay to Merchant (A) the Guaranteed Amount required to be under Section 5 or (B) any Expenses, Merchant shall be entitled to draw on the Letter of Credit to fund such amount following five (5) days written notice to Agent of Merchant's intention to do so. When the Proceeds equal the Guaranteed Amount, the amount of the Letter of Credit may be reduced by ten percent (10%) for every percentage point which the Proceeds exceed the Guaranteed Amount, but in no event shall the amount of the Letter of Credit be less than $750,000 (U.S.). Unless Merchant and Agent mutually agree that the Letter of Credit may terminate earlier, the Letter of Credit shall expire no earlier than forty-five (45) days following the Sale Termination Date.

     (c)  Agent's Compensation
          Provided that Agent has performed its obligations under this Agreement and the Guaranteed Amount, the Expenses and all other amounts due from Agent to Merchant hereunder are paid in full, all Merchandise remaining at the conclusion of the Sale shall become the property of Agent.

     6.   Conditions and Covenants
          The Agent's and Merchant's willingness to enter into the transactions contemplated hereunder and Agent's and Merchant's obligations hereunder are directly conditioned upon the satisfaction, compliance and completion of the following at the time or during the time periods indicated, unless specifically waived in writing by both parties:

     (a) Agent on behalf of Merchant shall have obtained all permits, licenses, authorizations and approvals required under applicable laws, rules, regulations, and court or administrative orders necessary to conduct the Sale; provided that Merchant shall cooperate fully with Agent in obtaining such consents.

     (b) The inventory taking shall have been completed at each of the Stores on or before February 1, 1997 and the inventory taking service shall have issued its final report to Merchant and Agent with regard to the inventory. As of the Sale Commencement Date, goods constituting Merchandise located at the Stores shall be no less than $40 million (Canadian dollars) at Retail Price.

     (c) Provided that Agent complies with the terms of Store leases in the conduct of the Sale other than any restrictions on the ability to advertise and conduct the Sale as a "Store Closing," "Total Liquidation," "Going Out Of Business" or similar sale or any restrictions on a third party conducting the Sale as agent, the Merchant possessing and the Agent having the right to the undisturbed and unencumbered use and occupancy of, and the peaceful and quiet possession of, the Stores and assets currently located thereat and the services provided thereto throughout the Sale Term, such that Agent may conduct the Sale in the manner provided herein without interference of any landlord, governmental agency or other third party. If Merchant requests that Agent vacate any Store prior to the completion of the Sale Term, Agent shall comply with such request, provided that, Merchant shall reimburse Agent for any reduction of the Agent Amount, any additional expenses or any other amounts due to or incurred by Agent relating to or incurred as a result of vacating such Store prior to the completion of the Sale Term.

     (d) All representations and warranties of Merchant and Agent hereunder shall be true and correct in all material respects and no Event of Default shall have occurred at and as of the date hereof and as of the Sale Commencement Date.

     (e) Merchant shall have provided Agent reasonable access to all pricing and cost files, inter-Store transfer logs, markdown schedules, invoices, style runs and all other documents relative to the price, mix and quantities of inventory located at the Stores.

     (f) If the conduct of business in the ordinary course at any Store is interrupted for any reason other than a casualty or an act of God, in Agent's discretion (i) the Merchandise at such Store may be transferred to another Store or Stores and if appropriate an adjustment to Proceeds and Guaranteed Amount shall be made to reflect the inability of Agent to conduct the Sale at such Store or Stores.

     7.   Representations, Warranties and Covenants
     (a) The Merchant hereby makes the following representations and warranties to the Agent, which shall survive the execution and delivery of this Agreement:

          (i) Merchant is a corporation, duly organized, validly existing and in good standing under the laws of the province of its incorporation, and has the corporate power and authority to own, lease and operate its assets, properties and business and to carry on its business as now being conducted. Merchant is authorized to conduct business in all provinces in which Stores are located.

          (ii) Merchant has, the right, power and authority required to execute, deliver and perform fully its obligations hereunder.
     This Agreement has been duly executed and delivered by Merchant and constitutes the legal, valid and binding obligation of Merchant, enforceable in accordance with its terms. No court order or decree of any federal, provincial, or local government authority or regulatory body is in effect that would prevent or impair consummation of the transactions contemplated by this Agreement, and no consent of any third party is required therefor. No contract or other agreement to which Merchant is a party or by which Merchant is otherwise bound will prevent or materially impair the consummation of the Sale at any location or the other transactions contemplated hereunder.

          (iii) Merchant has operated and will continue to operate the Stores to the Sale Commencement Date in the ordinary course of business consistent with historical operations, applying procedures, operations, practices and policies (including, but not limited to, receipts of inventory at the Stores at a normal level through January 1, 1997 and at the reduced level through January 14, 1997 that has been disclosed to Agent) in substantially the same manner as theretofore applied by Merchant at the Stores. Merchant has not conducted at the Stores any promotions or advertised sales except promotions and sales in the ordinary course of business as described in Exhibit 7(a)(iii).

          (iv) Merchant has, or will have as of the Sale Commencement
     Date, good and marketable title to all of the Merchandise free and clear of all liens, claims and encumbrances except for the liens of Bankers Trust which have been disclosed to Agent prior to execution of this Agreement. Merchant shall not create, incur, assume or suffer to exist any security interest, lien or other encumbrance upon or with respect to any of the Merchandise or Proceeds, except for presently existing liens which have been disclosed to Agent.

          (v) Merchant has maintained its prices of inventory in the ordinary course, and prices charged to the public for inventory (whether in-store, by advertisement or otherwise) are the same as set forth in Merchant's records as of and for the periods indicated, except for the promotions and sales described in Section 7(a)(iii). All records since January 1, 1997 relating to all inventory in the Stores have been or will be made available to Agent upon request, and are true and accurate in all material respects for purchasing such inventory and as to the selling price to the public therefor as of the dates and for the periods of such files and records. Without limiting any of Merchant's representations and covenants contained herein: (A)
     Merchant has not since January 11, 1997 for each item of Merchandise listed on Exhibit 2(b) and since January 6, 1997 for all other items of Merchandise, and shall not up to the Sale Commencement Date, remove or alter any tickets or raise the price of any items of Merchandise; and
     (B) Merchant has not and shall not purchase or transfer to or from the Stores any merchandise or goods outside the ordinary course in anticipation of the Sale or of the taking of the inventory.

          (vi) To the best of Merchant's knowledge, all Merchandise is in compliance with all applicable federal, state or local product safety laws, rules and standards. Merchant shall provide Agent with its historic policies and practices regarding product recalls prior to the taking of the inventory at the Stores.

          (vii) Merchant is not a party to any collective bargaining agreements with its employees and, to the best of Merchant's knowledge, no labor unions represent Merchant's employees at the Stores.

         (viii) No event of default or event which with the giving of notice or the passage of time or both has occurred on the part of Merchant under any Store lease or other agreement relating to the occupance of the Stores. During the Sale Term, Merchant shall timely pay all Occupancy Costs and other obligations of Merchant under any Store lease or other agreement relating to the occupance of the Stores.

           (b) Agent represents and warrants to Merchant as follows, which representations and warranties shall survive the execution of this Agreement:

               (i)  Each of the corporations comprising Hilco/Great
     American Group are duly organized, validly existing and in good standing under the laws of their respective states of incorporation and have the power and authority to consummate the transactions contemplated hereby.

               (ii) Agent has the right, power and authority to execute and deliver this Agreement and perform its obligations hereunder and has taken all necessary action required to authorize the execution, delivery, and performance of this Agreement and no further approval is required for Agent to enter into and deliver this Agreement and to perform its obligations hereunder.

               (iii)This Agreement has been duly executed and delivered by Agent and constitutes the legal, valid and binding obligation of Agent enforceable against the Agent in accordance with its terms. No court order or decree of any federal, province, or local governmental authority or regulatory body is in effect that would prevent or impair or is required for Agent's consummation of the transactions contemplated by this Agreement and no consent of any third party is required therefor. No contract or other agreement to which Agent is a party or by which the Agent is otherwise bound will prevent or impair the consummation of the transactions contemplated by this Agreement.

               (iv) To Agent's knowledge, no actions or proceedings have been instituted by or against the Agent, or have been threatened, which question the validity of this Agreement or any action taken or to be taken by Agent in connection with this Agreement or that, if adversely determined, would have a material adverse effect upon Agent's ability to perform its obligations under this Agreement.

          8.  Insurance
     (a) Merchant shall continue at its cost and expense until the end of the Sale Term, in such amounts as it currently has in effect, all of its liability insurance policies including, but not limited to, its product liability, comprehensive public liability and auto liability insurance policies covering injuries to persons and property in or in connection with Merchant's operation of the Stores.

     (b) Merchant will provide throughout the Sale Term, at its expense and not as an Expense hereunder, fire, flood, theft and extended coverage casualty insurance on the Merchandise in a total amount equal to no less than the retail value thereof. In the event of a loss to the Merchandise on or after the date of this Agreement, such Merchandise shall be excluded from the Sale and the Retail Price and Guaranteed Amount adjusted accordingly.

     (c) Agent shall maintain at Agent's cost and expense from the Sale Commencement Date until the Sale Termination Date in such amount as it currently has in effect, liability insurance policies including, but not limited to, products liability, comprehensive public liability and auto liability insurance policies covering injuries to persons and property in or in connection with Agent's agency at the Stores.

     9.   Defaults
     The following shall be "Events of Default" hereunder:

     (a) The Merchant or Agent shall fail to perform any material obligation hereunder, and such failure shall remain uncured or unwaived seven days after written notice thereof; or

     (b) Any representation or warranty made by Merchant or Agent proves untrue in any material respect when made.

     Any party's damages or entitlement to equitable relief on account of an Event of Default shall be determined by a court of competent jurisdiction in Illinois.

     10.  Indemnification
     (a) Without limiting any other indemnity provisions contained herein, Merchant shall indemnify and hold the Agent Indemnified Parties harmless from and against all claims, demands, penalties, losses, liability or damage, including, without limitation, reasonable attorneys' fees and expenses, directly or indirectly asserted against, resulting from, or related to:

          (i) Merchant's material breach of or material failure to comply with any of its agreements, covenants,representations or warranties contained in this Agreement;

          (ii) any failure of Merchant to pay to its employees any wages, salaries or benefits due to such employees during the Sale Term;

          (iii) any consumer warranty or products liability claims relating to the Merchandise;

          (iv) any liability or other claims asserted by customers, any of Merchant's employees, or any other person or government authority against any Agent Indemnified Party (including, without limitation, claims by employees arising under collective bargaining agreements, worker's compensation or under the Worker Adjustment Retraining Act), except for any such claims arising directly from the negligence or willful misconduct of the Agent; and

          (v) the negligence or willful misconduct of Merchant or any of its officers, directors, employees, agents or representatives.

     (b) Without limiting any other indemnity provisions contained herein, Agent shall indemnify and hold the Merchant Indemnified Parties harmless from and against all claims, demands, penalties, losses, liability or damage, including, without limitation, reasonable attorneys' fees and expenses, directly or indirectly asserted against, resulting from, or related to:

          (i) Agent's material breach of or failure to comply with any of its agreements, covenants, representations or warranties contained in this Agreement;

          (ii) any harassment or any other unlawful, tortious or otherwise actionable treatment of any employees or agents of Merchant by Agent or any of its representatives;

          (iii) subject to the right of Agent to conduct the Sale in accordance with the terms and provisions of this Agreement, any failure of Agent to comply with the policies and procedures described in Merchant's Human Resources Policies and Procedures (a copy of which has been delivered to Agent concurrently with the execution of this Agreement);

          (iv) any claims by any party engaged by Agent as an employee or independent contractor arising out of such employment; and

          (v) the negligence or willful misconduct of Agent or any of its officers, directors, employees, agents or representatives.

     11.  Fixtures
     If requested by Merchant, Agent shall advertise, in the context of advertising for the Sale, that furniture and store fixtures (except leasehold improvements) at the Stores are for sale, and shall contact and solicit known purchasers and dealers of furniture and store fixtures. Merchant shall notify Agent if any such furniture and store fixtures are to be sold and if terms and conditions of sale are to be set or restricted by Merchant. In consideration of providing such services, Agent shall retain ten percent (10%) of receipts (net of sales taxes) from sales or other dispositions of such furniture and store fixtures.

     12.  Miscellaneous
     (a) All communications provided for pursuant to this Agreement must be in writing, and sent by telecopy or Federal Express or other overnight delivery service, as follows:

If to the Agent to:     Hilco/Great American Group, Inc.
                        One Northbrook Place
                        5 Revere Drive, Suite 206
                        Northbrook, IL 60062
                        Fax: 847-509-1150
                        Attn:  Harvey M. Yellen Executive Vice President
                               and Benjamin L. Nortman,
                               Vice President and General Counsel

If to the Merchant to:  Sportdepot Stores Inc.
                        c/o Sportmart, Inc.
                        1400 S. Wolf Rd.
                        Suite 200
                        Wheeling, IL 60090
                        Fax: 847-520-1343
                        Attn:  Mitchell Phillip Kahn and Gregory E.Fix

     (b) This Agreement shall be construed and enforced in accordance with the internal laws of the State of Illinois.

     (c) This Agreement contains the entire agreement between the parties hereto, and no variations shall be binding upon any party unless set forth in a document duly executed by and on behalf of such party.

     (d) No consent or waiver, express or implied, by any party, to or of any breach or default by the other in the performance by the other of its obligations hereunder shall be deemed or construed to be a consent or a waiver to or of any other breach or default in the performance by such other party of the same or any other obligations of such party. Failure on the part of any party to complain of any act or failure to act by the other party or to declare the other party in default, irrespective of how long such failure continues, shall not constitute a waiver by such party of its rights hereunder.

     (e) This Agreement shall inure to the benefit of and be binding upon the undersigned, and their respective successors and assigns.

     IN WITNESS WHEREOF, the Agent and Merchant hereby execute this Agreement by their duly authorized representative as a sealed instrument as of the day and year first written above.

                              HILCO/GREAT AMERICAN GROUP

                                   By:  /S/ HARVEY M. YELLEN
                                   Harvey M. Yellen
                                   Executive Vice President

                              SPORTDEPOT STORES INC.

                              By:  /S/ MITCHELL P. KAHN
                                   Mitchell P. Kahn
                                   Senior Vice President